Exhibit 3.2

COREWEAVE, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

CoreWeave, Inc., a Delaware corporation, hereby certifies as follows:

1. The name of this corporation is “CoreWeave, Inc.” The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 6, 2018. This corporation was originally incorporated under the name of Atlantic Crypto Corporation.

2. The Amended and Restated Certificate of Incorporation of this corporation attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation, as previously amended and/or supplemented, has been duly adopted by this corporation’s Board of Directors and by the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, with the approval of this corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: , 2025	COREWEAVE, INC.

By:
Michael Intrator
President and Chief Executive Officer

EXHIBIT A

COREWEAVE, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

ARTICLE I: NAME

The name of the corporation is CoreWeave, Inc. (the “Corporation”).

ARTICLE II: AGENT FOR SERVICE OF PROCESS

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, and the name of the Corporation’s registered agent in the State of Delaware at such address is National Registered Agents, Inc.

ARTICLE III: PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “General Corporation Law”).

ARTICLE IV: AUTHORIZED STOCK

1. Authorized Shares.

1.1. The total number of shares of all classes of capital stock that the Corporation has authority to issue is 3,500,000,000 shares comprised of: (i) 3,400,000,000 shares of Common Stock, $0.000005 par value per share (“Common Stock”), of which (a) 3,000,000,000 shares shall be a series designated as Class A Common Stock, $0.000005 par value per share (“Class A Common Stock”), (b) 200,000,000 shares shall be a series designated as Class B Common Stock, $0.000005 par value per share (“Class B Common Stock”), and (c) 200,000,000 shares shall be a series designated as Class C Common Stock, $0.000005 par value per share (“Class C Common Stock”), and (ii) 100,000,000 shares of Preferred Stock, $0.000005 par value per share (“Preferred Stock”).

1.2. Irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, but subject to the rights of the holders of any series of Preferred Stock then outstanding, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by a vote of the holders of the stock of the Corporation entitled to vote thereon, voting as a single class.

1.3. For the avoidance of doubt, the Corporation expressly elects to be governed by Section 242(d) of the General Corporation Law.

2. Preferred Stock.

2.1. The Corporation’s Board of Directors (the “Board of Directors”) is authorized, subject to any limitations prescribed by the law of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware (“Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and, except where otherwise provided in the applicable Certificate of Designation, to increase (but not above the total number of authorized shares of the Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series.

2.2 Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation (as the same may be amended and/or restated from time to time, including any Certificate of Designation designating a series of Preferred Stock, this “Certificate of Incorporation”), (i) any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of the Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitation, voting powers, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, any series of the Preferred Stock or any future class or series of the Corporation’s capital stock.

3. Common Stock.

3.1 Equal Status. Except as otherwise provided in this Certificate of Incorporation or required by applicable law, the holders of each series of Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, bankruptcy, dissolution or winding up of the Corporation, but excluding voting and other matters as described in Section 3.2 of this Article IV), share ratably and be identical in all respects and as to all matters.

3.2 Voting Rights. Except as otherwise expressly provided by this Certificate of Incorporation or as required by law, the holders of shares of Common Stock shall (a) at all times vote together as a single class and not as separate series or classes on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation, (b) be entitled to notice of any stockholders’ meeting in accordance with the Corporation’s Bylaws (as the same may be amended and/or restated from time to time, the “Bylaws”) and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by law or this Certificate of Incorporation, holders of shares of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one (1) or more outstanding class or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together as a class with the holders of one (1) or more other such class or series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock). Except as otherwise expressly provided herein or required by applicable law, (x) each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder, (y) each holder of Class B Common Stock shall have the right to ten (10) votes per share of Class B Common Stock held of record by such holder and (z) shares of Class C Common Stock shall have no voting rights, except as otherwise required by law. Unless required by law, there shall be no cumulative voting.

3.3 Dividends. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, the holders of all series of Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions (other than authorized repurchases of outstanding Common Stock) as may be declared and paid from time to time by the Board of Directors out of any assets of the Corporation legally available therefor, unless a disparate dividend is approved in advance by the affirmative vote of the holders of a majority of the then-outstanding shares of each series of Common Stock, voting as separate series; provided, however, that, notwithstanding the foregoing, in the event a dividend or distribution (other than authorized repurchases of outstanding Common Stock) is paid in the form of shares of a series of Common Stock (or securities convertible into or exchangeable or exercisable for (“rights to acquire”) such shares), the holders of a series of Common Stock, as such, shall receive shares of such series of Common Stock (or rights to acquire such shares).

3.4 Subdivisions or Combinations. Without the affirmative vote of the holders of a majority of the then-outstanding shares of each series of Common Stock, voting as separate series, the Corporation may not subdivide or combine the issued shares of any series of Common Stock unless the issued shares of each other such series shall, concurrently therewith, be subdivided or combined in a manner that maintains the same proportionate equity ownership between the holders of the outstanding series of Common Stock on the record date of such subdivision or combination.

3.5 Reclassifications. Without the affirmative vote of the holders of a majority of the then-outstanding shares of each series of Common Stock, voting as separate series, the Corporation may not reclassify or otherwise change (other than a subdivision or combination pursuant to which Section 3.4 of this Article IV shall be applicable) (such reclassification or other change, “Reclassify”) the shares of any series of Common Stock unless the shares of each other series of Common Stock are concurrently Reclassified (i) in a manner that maintains the same proportionate equity ownership between the holders of the outstanding series of Common Stock on the record date of such Reclassification and (ii) into the same kind and amount of stock or securities; provided, that, the stock or securities into which each share of Class B Common Stock or Class C Common Stock is Reclassified shall be deemed the same kind and amount into which each share of Class A Common Stock is Reclassified so long as any differences in the kind and amount of stock or securities are intended solely (as determined by the Board of Directors in good faith) to maintain the relative voting power of each share of Class B Common Stock relative to each share of any other series of Common Stock outstanding prior to the Reclassification.

3.6 Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of each series of Common Stock will be entitled to receive ratably, on a per share basis, all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such series with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the then-outstanding shares of each series of Common Stock, voting as separate series. Notwithstanding the foregoing, and for the avoidance of doubt, consideration to be paid or received by a holder of Common Stock pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be assets of the Corporation available for distribution to its stockholders for the purpose of this Section 3.6.

3.7 Fundamental Change. In addition to any vote required pursuant to applicable law or this Certificate of Incorporation, the affirmative vote of the holders of a majority of the then-outstanding shares of each series of Common Stock, voting as separate series, shall be required to approve any merger, consolidation, conversion, transfer, domestication or continuance (whether or not the Corporation is the surviving entity, a “Fundamental Change”) unless the holders of each series of Common Stock, as such, will be entitled to receive equal, identical and ratable per share distributions or payments, if any, in connection with such Fundamental Change; provided, however, that, notwithstanding the foregoing, in the case of a distribution or payment in the form of securities in connection with a Fundamental Change, any or all such series of Common Stock may (but shall not be required to) receive different or disproportionate distributions or payments in the form of securities of the Corporation or another entity if the only difference among the securities distributed or paid to each series of Common Stock shall be the voting rights thereof, which shall be substantially similar to the voting rights of the series of Common Stock in respect of which such securities are distributed or paid; and provided, further, that in the event that the holders of a series of Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration, the holders of each series of Common Stock shall be deemed to have received equal, identical and ratable per share distributions or payments in connection with such Fundamental Change if holders of each series of Common Stock are granted substantially similar election rights. Notwithstanding the foregoing, and for the avoidance of doubt, (x) consideration to be distributed or paid to a holder of Common Stock in connection with any such Fundamental Change pursuant to any employment, consulting, severance or similar services arrangement or (y) a negotiated agreement between a holder of Common Stock and any counterparty (or an “affiliate” thereof (used herein as defined pursuant to Rule 405 promulgated under the Securities Act (as defined below), as amended)) to a Fundamental Change wherein such holder is contributing, selling, transferring or otherwise disposing of shares of the Corporation’s capital stock to such counterparty (or an “affiliate” thereof) as part of a “rollover” or similar transaction that is in connection with such Fundamental Change, in each case, shall not be deemed to be consideration distributed or paid to the holder of shares of Common Stock for the purpose of this Section 3.7.

4. Conversion.

4.1 Optional Conversion. Each share of Class B Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the Corporation. Before any holder of Class B Common Stock shall be entitled to convert any of such holder’s shares of such Class B Common Stock into shares of Class A Common Stock, such holder shall deliver an instruction, duly signed and authenticated in accordance with any procedures set forth in the Bylaws or any policies of the Corporation then in effect (which will be available upon request therefor made to the Secretary), at the principal corporate office of the Corporation or of any transfer agent for the Class B Common Stock, and shall give written notice to the Corporation at its principal corporate office of such holder’s election to convert the same and shall state therein the name or names in which the shares of Class A Common Stock issuable on conversion thereof are to be registered on the books and records of the Corporation and, if applicable, any event on which such conversion is contingent (a “Class B Contingency Event”). The Corporation shall, as soon as practicable thereafter, register on the Corporation’s books ownership of the number of shares of Class A Common Stock to which such record holder of Class B Common Stock, or to which the nominee or nominees of such record holder, shall be entitled as aforesaid. Such conversion shall be deemed to have occurred immediately prior to the close of business on the date such notice of the election to convert is received by the Corporation (or, if later, the date on which all Class B Contingency Events have occurred) (the “Class B Conversion Time”), and the person or persons entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Class A Common Stock as of the Class B Conversion Time. The Corporation shall not be required to register a conversion of a share of Class B Common Stock pursuant to this Section 4.1 unless it is permitted to do so by law. All shares of Class B Common Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the applicable Class B Conversion Time, except only the right of the holders thereof to receive shares of Class A Common Stock in exchange therefor. Each share of Class C Common Stock shall be convertible into one (1) fully paid and nonassessable share of Class A Common Stock but only upon the written consent of the Corporation and subject to the terms specified by the Corporation in any such written consent.

4.2 Automatic Conversion.

4.2.1 Specific Applicable Holder Class B Automatic Conversion. Each share of Class B Common Stock held by an Applicable Holder and all Permitted Affiliates (as each such term is defined below) of such Applicable Holder shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock immediately prior to the close of business on the earliest to occur of the following with respect to such Applicable Holder (the earliest to occur of the events referred to in the following clauses (a)-(d), the “Specific Applicable Holder Conversion”):

(a) the date fixed by the Board of Directors, which date may be no more than sixty-one (61) days following the first day after 11:59 p.m. Pacific Time on the Public Offering Date (as defined below) that the number of Threshold Shares (as defined below) held by such Applicable Holder and his Permitted Affiliates is less than fifty percent (50%) of the number of Threshold Shares at 11:59 p.m. Pacific Time on the Public Offering Date; provided, that, following a divorce proceeding, domestic relations order or similar legal requirement with respect to a spouse of an Applicable Holder, the Threshold Shares shall be deemed to include Threshold Shares transferred prior to such proceeding, order or legal requirement to such spouse or a Permitted Trust of which such spouse was a trustee;

(b) the date fixed by the Board of Directors following the first time that such Applicable Holder is no longer providing services that occupy substantially all such Applicable Holder’s working time and business efforts to the Corporation as an officer, employee or consultant, as determined by the Board of Directors in its sole discretion (other than as a result of such Applicable Holder’s employment with the Corporation being terminated without Cause) (a “Service Termination”), which date may be no more than sixty-one (61) days following such Service Termination;

(c) the date that such Applicable Holder’s employment with the Corporation is terminated for Cause (as defined below); and

(d) the date fixed by the Board of Directors after the date of the death or Disability (as defined below) of such Applicable Holder, which date may be no more than sixty-one (61) days following such Service Termination.

4.2.2 Class B Automatic Conversion. All shares of Class B Common Stock then outstanding shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock immediately prior to the close of business on the earliest to occur of the following (the earliest to occur of the events referred to in the following clauses (a)-(c), together with the Specific Applicable Holder Conversion, the “Class B Automatic Conversion”):

(a) the date fixed by the Board of Directors that is no more than sixty-one (61) days following the seventh (7th) anniversary of the Public Offering Date;

(b) the date specified by the affirmative vote of the holders of Class B Common Stock representing not less than two-thirds (2/3) of the voting power of the outstanding shares of Class B Common Stock, voting separately as a single class; and

(c) the date fixed by the Board of Directors that is no more than sixty-one (61) days following the first time that there is a Service Termination with respect to Michael Intrator.

4.2.3 Class C Automatic Conversion. All shares of Class C Common Stock then outstanding shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock following both (a) the earliest to occur of (i) the conversion or other exchange of all then-outstanding shares of Class B Common Stock into, or for shares of, Class A Common Stock, (ii) the Class B Automatic Conversion (other than a Specific Applicable Holder Conversion) and (iii) the affirmative vote of the holders of a majority of the then-outstanding shares of Class B Common Stock, voting separately as a single class and (b) upon the date and time, or occurrence of an event, specified by the affirmative vote of the holders of a majority of the then-outstanding shares of Class A Common Stock, voting separately as a single class (the “Class C Automatic Conversion,” and, together with the Class B Automatic Conversion, each an “Automatic Conversion”).

The Corporation shall provide notice of an Automatic Conversion to record holders of all then-outstanding shares of Class B Common Stock subject to such Class B Automatic Conversion and of Class C Common Stock subject to such Class C Automatic Conversion, as applicable, as soon as practicable following such Automatic Conversion. Such notice shall be provided by any means then permitted by the General Corporation Law; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of an Automatic Conversion. Upon and after an Automatic Conversion, each record holder of then-outstanding shares of Class B Common Stock subject to such Class B Automatic Conversion and of Class C Common Stock subject to such Class C Automatic Conversion, as applicable, immediately prior to such Class B Automatic Conversion and Class C Automatic Conversion, as applicable, shall be registered on the Corporation’s books as the record holder of the shares of Class A Common Stock issued upon such Automatic Conversion without further action on the part of such record holder. Immediately upon the effectiveness of an Automatic Conversion, as applicable, the rights of the holders of the shares of Class B Common Stock converted pursuant to such Class B Automatic Conversion and of Class C Common Stock converted pursuant to such Class C Automatic Conversion, as applicable, shall cease, and the holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock into which such shares of Class B Common Stock and Class C Common Stock, as applicable, were converted.

4.3 Conversion on Transfer. Each share of Class B Common Stock shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock upon the occurrence of a Class B Transfer (as defined below), other than a Permitted Transfer (as defined below), of such share of Class B Common Stock. The person(s) entitled to shares of Class A Common Stock upon a Class B Transfer shall be treated for all purposes as the record holders of such shares of Class A Common Stock as of the date of such Class B Transfer.

4.4 Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures, not in violation of applicable law, this Certificate of Incorporation or the Bylaws, relating to the conversion of shares of Class B Common Stock or Class C Common Stock into shares of Class A Common Stock as it may deem necessary or advisable. If the Corporation has reason to believe that a Class B Transfer that is not a Permitted Transfer has occurred, the Corporation may request that the purported transferor furnish affidavits or other evidence to the Corporation as it reasonably deems necessary to determine whether a Class B Transfer that is not a Permitted Transfer has occurred, and if such transferor does not, within ten (10) days after the date of such request, furnish sufficient (as reasonably determined by the Board of Directors (but not a committee thereof)) evidence to the Corporation (in the manner provided in the request) to enable the Corporation to determine that such Class B Transfer was a Permitted Transfer, any such shares of Class B Common Stock included in such Class B Transfer, to the extent not previously converted, shall be automatically converted into shares of Class A Common Stock on a one-to-one basis, and such conversion shall thereupon be registered on the books and records of the Corporation. In connection with any action of stockholders taken at a meeting, the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the classes or series of shares held by each such stockholder and the number of shares of each class or series held by such stockholder.

4.5 Definitions. As used in this Certificate of Incorporation, the following terms shall have the meanings set forth below:

4.5.1 “Applicable Holders” shall mean each of Michael Intrator, Brannin McBee and Brian Venturo.

4.5.2 “Cause” shall mean: (a) such Applicable Holder willfully engages in conduct that is in bad faith and materially injurious to the Corporation, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (b) such Applicable Holder commits a material breach of any written agreement between such Applicable Holder and the Corporation that causes harm to the Corporation, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to such Applicable Holder from the Board of Directors; (c) such Applicable Holder willfully refuses to implement or follow a directive by the Board of Directors, directly related to a breach of such Applicable Holder’s duties, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to such Applicable Holder from the Board of Directors; (d) such Applicable Holder engages in material misfeasance or malfeasance demonstrated by a continued pattern of material failure to perform the essential job duties associated with such Applicable Holder’s position, which breach is not cured within thirty (30) days after receipt of written notice describing in detail such breach to such Applicable Holder from the Board of Directors; or (e) such Applicable Holder’s conviction of, or plea of guilty or no contest to, a felony that results in, or would reasonably be expected to result in, a material loss, material reputational damage or other material harm to the Corporation, as determined in good faith by the Board of Directors (including a majority of the disinterested members of the Board of Directors).

4.5.3 “Class B Transfer” shall mean any direct or indirect sale, assignment, transfer, conveyance, pledge, mortgage, hypothecation, encumbrance or other transfer, disposition or encumbering of a share of Class B Common Stock, or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Class B Transfer”:

(a) the granting of a proxy to one or more officers or directors of the Corporation at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

(b) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (i) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (ii) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(c) entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to a written agreement to which the Corporation is a party;

(d) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control (as defined below) over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee (including the exercise of any proxy authority granted to such pledgee pursuant to such pledge) shall constitute a Class B Transfer unless such foreclosure or similar action qualifies as a Permitted Transfer;

(e) the fact that the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Class B Transfer of such shares of Class B Common Stock; provided, that any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Class B Transfer” of such shares of Class B Common Stock unless otherwise exempt from the definition of Class B Transfer;

(f) entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Class B Transfer” at the time of such sale; or

(g) entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) in connection with a liquidation, bankruptcy, dissolution or winding up of the Corporation (whether voluntary or involuntary), a conversion, merger or consolidation of the Corporation with or into any other entity or any other transaction having an effect on stockholders substantially similar to that resulting from a conversion, merger or consolidation, a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation, or a transaction or series of related transactions to which the Corporation is a party in which shares of the Corporation are transferred such that in excess of fifty percent (50%) of the Corporation’s voting power is transferred, or in connection with consummating the actions or transactions contemplated thereby (including, without limitation, tendering or voting shares of Class B Common Stock in connection with such a transaction, the consummation of such a transaction or the sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock or any legal or beneficial interest in shares of Class B Common Stock in connection with such a transaction), in each case, as approved by the Board of Directors prior to taking such actions; provided, that any sale, tender, assignment, transfer, conveyance, hypothecation or other transfer or disposition of Class B Common Stock or any legal or economic interest therein pursuant to such a transaction, or any entry into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) over Class B Common Stock with respect to such a transaction without specific instructions as to how to vote such Class B Common Stock, in each case, will constitute a “Class B Transfer” of such Class B Common Stock unless such transaction was approved by the Board of Directors prior to the taking of such action.

A Class B Transfer shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by an entity that is a Permitted Entity, Permitted Foundation or Permitted IRA, if there occurs any act or circumstance that causes such entity to no longer be a Permitted Entity, Permitted Foundation or Permitted IRA.

4.5.4 “Disability” shall mean, with respect to an Applicable Holder, the permanent and total disability of such Applicable Holder such that such Applicable Holder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death within 12 months or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner jointly selected by any one of the Independent Directors and such Applicable Holder. If such Applicable Holder is incapable of selecting a licensed physician, then such Applicable Holder’s spouse shall make the selection on behalf of such Applicable Holder, or in the absence or incapacity of such Applicable Holder’s spouse, such Applicable Holder’s adult children by majority vote shall make the selection on behalf of such Applicable Holder, or in the absence of adult children of such Applicable Holder or their inability to act by majority vote, a natural person then acting as the successor trustee of a revocable living trust which was created by such Applicable Holder and which holds more shares of all classes of capital stock of the Corporation than any other revocable living trust created by such Applicable Holder shall make the selection on behalf of such Applicable Holder, or in absence of any such successor trustee, the legal guardian or conservator of the estate of such Applicable Holder shall make the selection on behalf of the Applicable Holder.

4.5.5 “Independent Directors” shall mean the members of the Board of Directors designated as independent directors in accordance with (a) the requirements of any national stock exchange under which the Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon or (b) if the Corporation’s equity securities are not listed for trading on a national stock exchange, the requirements of the Nasdaq Stock Market generally applicable to companies with equity securities listed thereon.

4.5.6 “Permitted Affiliate” shall mean a Permitted Entity, Permitted Foundation, Permitted IRA or Permitted Transferee.

4.5.7 “Permitted Entity” shall mean with respect to an Applicable Holder: (a) a Permitted Trust; or (b) any general partnership, limited partnership, limited liability company, corporation or other entity (i) directly or indirectly owned by or managed by such Applicable Holder, the spouse of such Applicable Holder and/or a Permitted Trust and (ii) for which such Applicable Holder, spouse of such Applicable Holder and/or Permitted Trust has Voting Control.

4.5.8 “Permitted Foundation” shall mean with respect to an Applicable Holder, a trust or private non-operating foundation that is tax-exempt under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), so long as (a) such Applicable Holder has dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust or organization and (b) the Class B Transfer to such trust does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust or organization) to such Applicable Holder.

4.5.9 “Permitted IRA” shall mean an Individual Retirement Account, as defined in Section 408(a) of the Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which an Applicable Holder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code; provided, that in each case such Applicable Holder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust.

4.5.10 “Permitted Transfer” shall mean, and be restricted to, any Class B Transfer of a share of Class B Common Stock:

(a) by an Applicable Holder to (i) the spouse of such Applicable Holder; provided, that such transfer shall cease to be, and shall not be deemed to be, a Permitted Transfer following a divorce proceeding, domestic relations order or similar legal requirement with respect to such spouse, (ii) any Permitted Entity of such Applicable Holder, (iii) any Permitted Foundation of such Applicable Holder or (iv) any Permitted IRA of such Applicable Holder; or

(b) by a Permitted Entity, Permitted Foundation or Permitted IRA of an Applicable Holder to (i) such Applicable Holder or (ii) any other Permitted Entity, Permitted Foundation or Permitted IRA of such Applicable Holder.

4.5.11 “Permitted Transferee” shall mean a transferee of shares of Class B Common Stock received in a Permitted Transfer.

4.5.12 “Permitted Trust” shall mean a bona fide trust where (a) an Applicable Holder or the spouse of such Applicable Holder is a trustee; or (b) the trustee is a professional in the business of providing trustee services, including private professional fiduciaries, trust companies and bank trust departments, and (i) such Applicable Holder, the spouse of such Applicable Holder or a Permitted Entity either is, or has the right to appoint, direct or replace, the investment advisor or special investment advisor to such trust, (ii) such Applicable Holder, the spouse of such Applicable Holder or a Permitted Entity has the right to substitute the shares of Class B Common Stock held by such trust with other assets, or (iii) such Applicable Holder, the spouse of such Applicable Holder or a Permitted Entity has Voting Control with respect to the shares of Class B Common Stock held in such Permitted Trust; provided, that a Permitted Trust whose trustee is the spouse of an Applicable Holder shall cease to be, and shall not be deemed to be, a Permitted Trust following a divorce proceeding, domestic relations order or similar legal requirement with respect to such spouse; provided, further, that, in the event that the shares of Class B Common Stock then held by a Permitted Trust are affirmatively voted (but excluding abstentions and broker non-votes of such shares then held by such Permitted Trust) at any meeting of the stockholders of the Corporation differently than the affirmative vote of the shares of the Applicable Holder affiliated with such Permitted Trust (but excluding abstentions and broker non-votes of such shares by such Applicable Holder), a Class B Transfer shall be deemed to have occurred with respect to the shares of Class B Common Stock held by such Permitted Trust immediately following such vote.

4.5.13 “Public Offering Date” shall mean the date on which the Company’s Registration Statement on Form S-1 (File No. 333-285512) is declared effective.

4.5.14 “Threshold Shares” shall mean, with respect to an Applicable Holder as of a particular time, the sum of (without duplication): (a) any shares of capital stock of the Corporation, including Class A Common Stock, Class B Common Stock and Class C Common Stock, held by such Applicable Holder or his Permitted Affiliates as of such time; and (b) any shares of capital stock of the Corporation, including Class A Common Stock, Class B Common Stock and Class C Common Stock, underlying any rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock held by such Applicable Holder or his Permitted Affiliates as of such time, whether such securities are vested or unvested, earned or unearned, convertible into or exchangeable or exercisable as of such time or in the future.

4.5.15 “Voting Control” shall mean, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

4.6 Status of Converted Stock. In the event any shares of Class B Common Stock or Class C Common Stock are converted into shares of Class A Common Stock pursuant to this Section 4, the shares of Class B Common Stock or Class C Common Stock, as applicable, so converted shall be retired and cancelled and may not be reissued.

4.7 Effect of Conversion on Payment of Dividends. Notwithstanding anything to the contrary in Sections 4.1, 4.2 or 4.3 of this Article IV, if the date on which any share of Class B Common Stock or Class C Common Stock is converted into Class A Common Stock pursuant to the provisions of Sections 4.1, 4.2 or 4.3 of this Article IV occurs after the record date for the determination of the holders of Class B Common Stock or Class C Common Stock entitled to receive any dividend or distribution to be paid on the shares of Class B Common Stock or Class C Common Stock, as applicable, the holder of such shares of Class B Common Stock or Class C Common Stock, as applicable, as of such record date will be entitled to receive such dividend or distribution on such payment date; provided, that, notwithstanding any other provision of this Certificate of Incorporation, to the extent that any such dividend or distribution is payable in shares of Class B Common Stock or Class C Common Stock, such shares of Class B Common Stock or Class C Common Stock, as applicable, shall automatically be converted to Class A Common Stock, on a one-to-one basis.

4.8 Reservation. The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, solely for the purpose of effecting conversions of shares of Class B Common Stock or Class C Common Stock into Class A Common Stock, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock and Class C Common Stock. If at any time the number of authorized and unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock and Class C Common Stock, the Corporation shall promptly take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. All shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable shares. The Corporation shall take all such action as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation.

ARTICLE V: AMENDMENT OF BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board of Directors shall require the approval of a majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships (the “Whole Board”). The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that except as otherwise provided in this Certificate of Incorporation, and in addition to any requirements of law, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the Corporation’s capital stock entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws; provided, further, that, in the case of any adoption, amendment or repeal of any provision of the Bylaws that the Board of Directors elects to submit to the stockholders for adoption and which is approved by at least two-thirds (2/3) of the Whole Board, then, except as otherwise provided in this Certificate of Incorporation, only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the Corporation’s capital stock entitled to vote thereon, voting together as a single class (in addition to any requirements of law), shall be required to adopt, amend or repeal any such provision of the Bylaws.

ARTICLE VI: MATTERS RELATING TO THE BOARD OF DIRECTORS

1. Director Powers. Except as otherwise provided by the General Corporation Law or this Certificate of Incorporation, the Corporation’s business and affairs shall be managed by or under the direction of the Board of Directors.

2. Number of Directors. Subject to the special rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the total number of directors constituting the Whole Board shall be fixed from time to time exclusively by resolution of the Board of Directors.

3. Classified Board. Subject to the special rights of the holders of one or more class or series of Preferred Stock to elect directors, the directors shall be divided, with respect to the time for which they severally hold office, into three classes, designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes of the Classified Board, effective at the time the classification of the Board of Directors becomes effective. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the closing of the Corporation’s initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Class A Common Stock to the public (the “Initial Public Offering Closing”), the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the Initial Public Offering Closing, and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the Initial Public Offering Closing. At each succeeding annual meeting of stockholders following the Initial Public Offering Closing, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election.

4. Term and Removal. Each director shall hold office until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission. Subject to the special rights of the holders of any class or series of Preferred Stock, no director may be removed from the Board of Directors except for cause and only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the Corporation’s capital stock entitled to vote generally in the election of directors, voting together as a single class. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any director.

5. Board Vacancies and Newly Created Directorships. Subject to the special rights of the holders of any class or series of Preferred Stock, any vacancy occurring in the Board of Directors for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the term of the class of director in which the vacancy or new directorship was created and shall hold office until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.

6. Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws shall so provide.

ARTICLE VII: LIMITATION OF LIABILITY

1. Limitation of Liability. To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.

2. Change in Rights. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

ARTICLE VIII: MATTERS RELATING TO STOCKHOLDERS

1. No Action by Written Consent of Stockholders. Subject to the rights of any series of Preferred Stock then outstanding, no action shall be taken by the Corporation’s stockholders except at a duly called annual or special meeting of stockholders and no action shall be taken by the Corporation’s stockholders by written consent in lieu of a meeting. Notwithstanding the foregoing, so long as the voting power of all of the then-outstanding shares of Class B Common Stock represents greater than a majority of the combined voting power of all of the then-outstanding shares of the Corporation’s capital stock, any action required or permitted to be taken at any meeting of the stockholders of the Corporation, may be taken without a meeting if holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, consent thereto in writing or by electronic transmission.

2. Special Meeting of Stockholders. Special meetings of the Corporation’s stockholders may be called only by the Chairperson of the Board of Directors, the Corporation’s Chief Executive Officer, the Lead Independent Director (as defined in the Bylaws) or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board and may not be called by the stockholders or any other person or persons.

3. Advance Notice of Stockholder Nominations and Business Transacted at Special Meetings. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of the Corporation’s stockholders shall be given in the manner provided in the Bylaws. Business transacted at special meetings of stockholders shall be limited to the purpose or purposes stated in the notice of meeting.

ARTICLE IX: INTERPRETATION

1. Ambiguity. In case of an ambiguity in the application of any provision set forth in this Certificate of Incorporation or in the meaning of any term or definition set forth in this Certificate of Incorporation, the Board of Directors or an authorized committee thereof shall have the power to determine, in its sole discretion, the application of any such provision or any such term or definition with respect to any situation based on the facts believed in good faith by it; provided, that, for so long as any shares of Class B Common Stock remain outstanding, only the Board of Directors (and not an authorized committee thereof) shall have the power to make the foregoing determinations with respect to any application of any provision in, or the meaning of any term or definition set forth in, Article IV hereof. A determination of the Board of Directors (or, if applicable and permissible, an authorized committee thereof) in accordance with the preceding sentence shall be conclusive and binding on the stockholders of the Corporation. Such determination shall be evidenced in a writing adopted by the Board of Directors (or, if applicable and permissible, an authorized committee thereof), and such writing shall be made available for inspection by any holder of capital stock of the Corporation at the principal executive offices of the Corporation. For the avoidance of doubt, nothing in this Certificate of Incorporation shall (i) modify the fiduciary duties of directors to the Corporation and its stockholders, (ii) alter the standard of review a court of competent jurisdiction may apply to review any action, interpretation, determination or calculation (or any omission with respect to the foregoing) by the Board of Directors (or an authorized committee thereof) for compliance with the directors’ fiduciary duties to the Corporation and its stockholders or (iii) provide for an elimination or limitation of the personal liability of directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the extent not permitted by Section 102(b)(7) of the General Corporation Law.

2. Severability. If any provision of this Certificate of Incorporation shall be held to be invalid, illegal, or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Certificate of Incorporation (including without limitation, all portions of any section of this Certificate of Incorporation containing any such provision held to be invalid, illegal, or unenforceable, which is not invalid, illegal, or unenforceable) shall remain in full force and effect.

ARTICLE X: AMENDMENT OF CERTIFICATE OF INCORPORATION

1. General. The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that except as otherwise provided in this Certificate of Incorporation, and in addition to any other vote, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the Corporation’s capital stock entitled to vote thereon, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with this Certificate of Incorporation (other than Section 1.1 of Article IV); provided, further, that, if two-thirds (2/3) of the Whole Board has approved such amendment or repeal of, or adoption of any provision inconsistent with, the provisions of this Certificate of Incorporation, except as otherwise provided in this Certificate of Incorporation, then only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the Corporation’s capital stock entitled to vote thereon, voting together as a single class (in addition to any other vote required by law), shall be required to approve such amendment or repeal of, or adoption of any provision inconsistent with, the provisions of this Certificate of Incorporation. Notwithstanding anything to the contrary herein, prior to an Automatic Conversion, and in addition to any other vote required pursuant to this Article X, the Corporation shall not, without the prior affirmative vote of the holders of at least two-thirds (2/3) of the then-outstanding shares of Class B Common Stock, voting separately as a single class:

1.1. directly or indirectly, whether by amendment, or through merger, recapitalization, reclassification, conversion, consolidation or otherwise, amend or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with, or otherwise alter, any provision of this Certificate of Incorporation relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Common Stock;

1.2. reclassify any outstanding shares of Class A Common Stock or Class C Common Stock into shares having rights as to dividends or liquidation that are senior to the Class B Common Stock or the right to have more than one (1) vote for each share thereof; or

1.3. authorize, or issue any shares of, any class or series of capital stock of the Corporation (other than Class B Common Stock) having the right to more than one (1) vote for each share thereof.

2. Changes to or Inconsistent with Section 3 of Article IV. Notwithstanding any other provision of this Certificate of Incorporation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Incorporation (including any Certificate of Designation), the affirmative vote of the holders of Class A Common Stock representing at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of Class A Common Stock, voting separately as a single class, and the affirmative vote of the holders of Class B Common Stock representing at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of Class B Common Stock, voting separately as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, Section 3 of Article IV or this Section 2 of Article X.

* * * * * * * * * * *